EXHIBIT 99

                                 [LOGO] GENTEX
                                  CORPORATION

CONTACT: Connie Hamblin                                  RELEASE: April 20, 2004
         (616) 772-1800

         Gentex Reports Record Revenues And Net Income For First Quarter

      ZEELAND, Michigan, April 20, 2004 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported record revenues and net income for the first quarter ended March 31, 2004.

      The Company achieved its all-time quarterly sales record in the first quarter of 2004 with revenues of $129.3 million, a 12 percent increase over revenues of $115.3 million reported in the first quarter last year. Record net income of $29.8 million, or 38 cents per share, for the first quarter of 2004 increased by 15 percent compared with net income of $25.9 million, or 34 cents per share, in the comparable 2003 quarter.

      "We are very pleased that we posted good growth for the first quarter of 2004," said Gentex Executive Vice President Garth Deur. "The continued top-line growth was primarily due to higher mirror unit shipments and the continuing recognition in the marketplace of the auto-dimming mirror as an important automotive safety feature. That top-line sales growth translated into bottom-line earnings growth for that reason as well as continued manufacturing efficiencies and improved capacity utilization."

      The newest electronic feature from Gentex is SmartBeam(TM), the intelligent high-beam headlamp control system that the Company has developed over a period of many years. General Motors and DaimlerChrysler recently showed the first vehicles to debut with the SmartBeam system at the New York Auto Show. Both the Cadillac STS and the Jeep Grand Cherokee will offer SmartBeam as an option for the 2005 model year.

      "We continue to invest significant effort and dollars into the development of SmartBeam, and continue to believe that it will be a popular feature with consumers. In December 2003, J.D. Power and Associates released the results of its 2003 U.S. Automotive Emerging Technologies Study and SmartBeam ranked #1 with consumers based on the product's capabilities and estimated pricepoint," said Deur.

      The Company expects its auto-dimming mirror unit shipments to increase by approximately 15 percent for all of calendar 2004, according to Deur. That rate of increase takes into account a two percent year-over-year increase in light vehicle production in North America and a two percent decline in production in Western Europe. The current full-year light vehicle production numbers forecasted by J.D. Power are 16.1 million units in North America, 16.1 million units in Western Europe and 22.9 million units in the Asia/Pacific region.

      Total auto-dimming mirror unit shipments for the first quarter of 2004 increased by 18 percent to 2,982,000, compared with 2,535,000 units for the same quarter in 2003. Total automotive revenues in the first quarter of 2004 increased by 12 percent to $123.7 million, compared with the same quarter last year.

      Auto-dimming mirror unit shipments to offshore and North American customers increased by 25 percent and 11 percent, respectively, in the first quarter of 2004 compared with the first quarter of 2003. During the first quarter of 2004, light vehicle production in North America was down one percent compared with the same quarter last year. Light vehicle production declined by two percent in Western Europe and increased by 11 percent in the Asia/Pacific region, compared with the same quarter last year.

      Revenues in the Company's Fire Protection Products Group increased by nine percent in the first quarter of 2004 to $5.6 million, compared with the first quarter last year.


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

      Certain matters discussed in this news release, including auto-dimming mirror unit shipment projections and estimates and the impact of new products, are forward-looking statements which involve certain risks and uncertainties, and are subject to change based on various market, industry and other important factors. The Company cautions investors that numerous factors (some of which are outlined in the Company's Form 10-K filed with the Securities and Exchange Commission and other interim reports) and future events may affect the Company's actual results, and may cause those results to differ materially from those expressed in this news release. Furthermore, Gentex undertakes no obligation to update, amend, or clarify forward-looking statements whether as a result of new information, future events, or otherwise.

      A conference call related to this news release will be simulcast live on the Internet beginning at 1:30 p.m. Eastern Daylight Saving Time today. To access that call, go to www.gentex.com and select the "Audio Webcast" icon in the lower right-hand corner. Other conference calls hosted by the Company will also be available at that site in the future.

      Gentex Corporation (The Nasdaq Stock Market: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. The Company develops, manufactures and markets proprietary electro-optic products, including interior and exterior electrochromic, automatic-dimming Night Vision Safety(TM) (NVS(R)) automotive rearview mirrors that dim in proportion to the amount of headlight glare from trailing vehicle headlamps, and an extensive line of fire protection products for commercial applications.

      Gentex was the first company in the world to successfully develop and produce a commercial electrochromic mirror for the motor vehicle industry. The Company is the leading supplier of these mirrors to the worldwide automotive industry. Gentex OEM customers include Acura, Audi, Bentley, BMW, DaimlerChrysler, Fiat, Ford, General Motors, Honda, Hyundai, Infiniti, Isuzu, Kia Motors, Land Rover, Lexus, Mazda, Mitsubishi, Nissan, Opel, PSA, Renault Samsung, MG Rover, Rolls Royce, SsangYong Motors, Toyota, Volkswagen and Volvo Car Corporation. Gentex accessory customers include Gulf States Toyota Distributors, Mito Corporation, Southeast Toyota Distributors, Subaru Distributors NE and Toyota Motor Sales USA.

      Founded in 1974, Gentex operates out of four facilities in Zeeland, Michigan; an automotive sales office in Livonia, Michigan; automotive sales and engineering subsidiaries in Germany, Japan, the United Kingdom and France; and four regional U.S. sales offices for the Fire Protection Products Group. The Company is recognized for its quality products, its application of world class manufacturing principles, for its commitment to developing and maintaining a highly skilled workforce, and for encouraging employee ownership of the Company's stock.

                                     # # #


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

                       GENTEX CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                         (unaudited)
                                                      Three Months Ended
                                                          March 31,
                                                   2004               2003
                                               -------------      -------------
Net Sales                                      $ 129,327,548      $ 115,308,564

Costs and Expenses
  Cost of Goods Sold                              74,443,276         67,192,569
  Engineering, Research & Development              7,443,288          6,207,736
  Selling, General & Administrative                6,745,121          5,526,676
  Other Expense (Income)                          (3,474,612)        (2,000,955)
                                               -------------      -------------

Total Costs and Expenses                          85,157,073         76,926,026
                                               -------------      -------------

Income Before Provision
  for Income Taxes                                44,170,475         38,382,538

Provision for Income Taxes                        14,355,000         12,474,000
                                               -------------      -------------

Net Income                                     $  29,815,475      $  25,908,538
                                               =============      =============

Earnings Per Share
  Basic                                                $0.39              $0.34
  Diluted                                              $0.38              $0.34

Cash Dividends Declared per Share                      $0.15              $0.00

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                     (unaudited)
                                                      March 31,       Dec. 31,
                                                        2004            2003
                                                    ------------    ------------
ASSETS
Cash and Short-Term Investments                     $452,739,976    $393,606,656
Other Current Assets                                 102,343,037      91,742,675
                                                    ------------    ------------

Total Current Assets                                 555,083,013     485,349,331

Plant and Equipment - Net                            127,759,195     126,806,882
Long-Term Investments and Other Assets               123,589,949     150,373,553
                                                    ------------    ------------

Total Assets                                        $806,432,157    $762,529,766
                                                    ============    ============

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities                                 $ 67,733,999    $ 50,480,480
Long-Term Debt                                                 0               0
Deferred Income Taxes                                 19,161,672      18,405,955
Shareholders' Investment                             719,536,486     693,643,331
                                                    ------------    ------------

Total Liabilities & Shareholders' Investment        $806,432,157    $762,529,766
                                                    ============    ============


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                                 [LOGO] GENTEX
                                  CORPORATION

--------------------------------------------------------------------------------
                       AUTO-DIMMING MIRROR UNIT SHIPMENTS
                                   (Thousands)
--------------------------------------------------------------------------------
                                           1st Quarter ended March 31,
                                           ---------------------------      %
                                               2004          2003        Change
--------------------------------------------------------------------------------
Domestic Interior                             1,070           955          12%
--------------------------------------------------------------------------------
Domestic Exterior                               462           424           9%
--------------------------------------------------------------------------------
Total Domestic Units                          1,533         1,379          11%
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Offshore Interior                             1,066           802          33%
--------------------------------------------------------------------------------
Offshore Exterior                               383           354           8%
--------------------------------------------------------------------------------
Total Offshore Units                          1,450         1,156          25%
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Total Interior Mirrors                        2,137         1,757          22%
--------------------------------------------------------------------------------
Total Exterior Mirrors                          846           778           9%
--------------------------------------------------------------------------------
Total Mirror Units                            2,982         2,535          18%
--------------------------------------------------------------------------------

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Amounts may not total due to rounding.

End of Filing


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